                                        Filed Pursuant to Rule 424(b)(3)
                                        Registration Number 333-29483


PROSPECTUS
----------

                        OHIO CASUALTY CORPORATION
                             AGENT SHAREPLAN

                          500,000 Common Shares,
                             $.125 par value
                          ______________________


	Ohio Casualty Corporation (the "Company") is offering to individuals who (i) are sole proprietors, officers, directors, shareholders, partners, members or trustees of insurance agencies doing business with Ohio Casualty Insurance Company, West American Insurance Company, American Fire & Casualty or the Ohio Security Insurance Company (the "Ohio Casualty Companies") and (ii) are licensed to sell insurance products on behalf of any of the Ohio Casualty Companies ("Agents") a convenient and economical method to purchase common shares, $.125 par value of the Company (the "Common Shares"), pursuant to the Company's Agent SharePlan (the "Plan").

	An Agent may purchase Common Shares through the Plan by electing, with the consent of the insurance agency that does business with any of the Ohio Casualty Companies with which he or she is an Agent ("Agency" or "Agencies"), to have funds deducted to purchase Common Shares on his or her behalf from the total monthly commissions to be paid by the Ohio Casualty Companies to his or her Agency. The minimum amount which may be elected by an Agent to be deducted from his or her Agency's monthly commissions is $5.00 per month. An Agent may also make voluntary cash payments to purchase additional Common Shares through the Plan at any time. Total payments (including deduction amounts and voluntary cash payments) for Common Shares purchased under the Plan are limited to $60,000 per year for each Agent. All cash dividends paid on Common Shares held in an Agent's Plan account are reinvested automatically unless the Agent instructs otherwise.

	Common Shares purchased for an Agent's account under the Plan (a "Plan Account") will be purchased in the open market at current market prices or in negotiated transactions. The Common Shares are listed on the Nasdaq National Market System ("Nasdaq/NMS"). The closing price of a Common Share on March 27, 2003, on the Nasdaq/NMS was $13.05.

	This Prospectus relates to Common Shares available for purchase under the Plan. Shares were first offered under the Plan beginning August 1, 1997, and as of the date of this Prospectus, 275,737 shares remain available for issuance under the Plan. The Company strongly suggests that Agents retain this Prospectus for future reference.

	The address of the Company is 9450 Seward Road, Fairfield, Ohio 45014, and the Company's phone number at that address is (513) 603-2400.

                        -----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -----------------------------------

                The date of this Prospectus is March 27, 2003.

                                AVAILABLE INFORMATION

	The Company is subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance with these requirements. Information, as of particular dates, concerning directors and executive officers, their compensation and any material interest of such persons in transactions with the Company is disclosed in proxy statements that are distributed to the Company's shareholders and filed with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference room of the Commission located in Washington, D.C., and may also be available at other Commission offices. Please call the Commission at 1-(800) SEC-0330 for more information regarding the public reference room and other information regarding the availability of documents. In addition, documents that are filed electronically with the Commission on its EDGAR database may also be accessed through the Commission's website at www.sec.gov.

        The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which have been omitted in accordance with the rules and regulations of the Commission. The omitted information is available as discussed above. For further information with respect to the Company and the Common Shares, please see the Registration Statement and the exhibits thereto.

                        DOCUMENTS INCORPORATED BY REFERENCE

	The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (2) the Company's Current Report on Form 8-K filed with the Commission on February 5, 2003 and all other reports filed with the Commission pursuant to the requirements of
Section 13(a) or Section 15(d) of the Exchange Act since December 31, 2002; and
(3) the description of the Company's common shares contained in the Company's Current Report on Form 8-K filed with the Commission on December 15, 1998, and the description of the Company's common share purchase rights contained in the Company's Form 8-A/A Amendment No. 4 filed with the Commission on July 2, 1999, and any document filed which updates these descriptions.

	All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering will be deemed to be incorporated by reference into, and as a part of, this Prospectus from the date such documents are filed. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference into this Prospectus will be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference into this Prospectus, modifies or supersedes such statement. Any such statement, as it is modified or superseded, will constitute a part of this Prospectus.

	The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, other than exhibits. Requests for such copies should be made in writing to: Shareholder Relations Department, 9450 Seward Road, Fairfield, Ohio 45014, or by telephone at (513) 603-2400.

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                                THE COMPANY

	The Company is an Ohio corporation that was incorporated on August 25, 1969. The Company and its subsidiaries offer businesses and individuals a range of property-casualty insurance products. The Company's principal executive office is located at 9450 Seward Road, Fairfield, Ohio 45014, and its telephone number is (513) 603-2400. Additional information concerning the Company and its business activities is contained in the documents incorporated by reference into this Prospectus.

                                  THE PLAN

	The following numbered questions and answers set forth the terms and conditions of the Ohio Casualty Corporation Agent SharePlan.

Purpose

1.	What is the purpose of the Plan?

	The purpose of the Plan is to provide Agents with a convenient and economical method of purchasing Common Shares. Common Shares credited to and held in an Agent's Plan Account are sometimes referred to in this Prospectus as "Plan Shares." All cash dividends payable on whole or fractional Plan Shares will be reinvested automatically unless the Agent indicates otherwise. As of the date of this Prospectus, the Company is not currently paying quarterly cash dividends on the Common Shares.

Features

2.	What are some of the key features of the Plan?

        - An Agent may acquire Common Shares through deductions from the monthly commissions paid by the Ohio Casualty Companies to his or her Agency without paying any brokerage commissions or service charges.

        - An Agent may acquire Common Shares automatically by reinvesting all or a portion of the cash dividends payable on his or her Plan Shares, unless the Agent elects not to automatically reinvest such dividends.

        - Subject to certain fees and restrictions, an Agent may purchase additional Common Shares by making voluntary cash payments at any time.

        - Unless otherwise instructed by an Agent, Common Shares purchased under the Plan are held in a Plan Account for the Agent, relieving the Agent of the responsibility for the safekeeping of share certificates.

        - A quarterly statement will be mailed to each Agent listing all purchases and sales of Common Shares by the Agent under the Plan, as well as share certificate deposits and withdrawals and cash dividend investments.

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        -       Agents may fully invest their funds under the Plan because the
                Plan permits fractional interests in a Common Share, as well as whole Common Shares, to be credited to a Plan Account.

        - Subject to certain restrictions, Agents may request that their Plan Shares be sold or that certificates representing Plan Shares held in their Plan Accounts be delivered to them.

Administration

3.	Who administers the Plan?

        EquiServe Trust Company, N.A. ("EquiServe"), the transfer agent for the Common Shares, will administer the Plan, maintain records, send statements of account to Agents, keep share certificates for Agents, purchase Common Shares and sell Plan Shares for Agents and perform other duties relating to the Plan. The Company will assist EquiServe by collecting deduction amounts to purchase Common Shares for participating Agents from the commissions to be paid by the Ohio Casualty Companies to the Agencies affiliated with participating Agents, and forwarding such amounts to EquiServe for investment under the Plan.

	 EquiServe will use a registered broker-dealer to purchase Common Shares on the open market or in negotiated transactions. None of the Company, any of its affiliates or any Agent will exercise any direct or indirect control or influence over the times when, the prices at which, or the manner in which, Common Shares are purchased for the Plan, the amount of Common Shares to be purchased or the selection of the broker-dealers through or from whom purchases are to be made.

	Written correspondence may be mailed to EquiServe at the following address: EquiServe Trust Company, N.A., P.O. Box 43082, Providence, Rhode Island 02940-3082.

Eligibility and Participation

4.	Who may, and how and when may a person, join the Plan?

	Any individual who (i) is a sole proprietor, officer, director, shareholder, partner, member or trustee of any insurance agency doing business with Ohio Casualty Insurance Company, West American Insurance Company, American Fire & Casualty or the Ohio Security Insurance Company (the "Ohio Casualty Companies") and (ii) is licensed to sell insurance products on behalf of any of the Ohio Casualty Companies (an "Agent") is eligible to participate in the Plan. Once a person is no longer an Agent, such person is not eligible to participate in the Plan and his or her Plan Account will be terminated as soon as possible (see Question 16).

	After being furnished a copy of the Plan Prospectus, an eligible Agent may join the Plan by completing, along with his or her Agency, an Enrollment/Change Form and mailing or returning it to:

        Ohio Casualty Corporation
        Attention: Shareholder Relations Department
        9450 Seward Road
        Fairfield, Ohio 45014

Enrollment/Change Forms may be obtained by writing to the same address or by telephoning the Shareholder Relations Department at: (513) 603-2400.

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        By completing an Enrollment/Change Form, both the Agent and his or her
Agency authorize the Company to deduct designated amounts to purchase Common Shares for the Agent from the monthly commissions to be paid by the Ohio Casualty Companies to the Agency, to forward such amounts to EquiServe to purchase Common Shares, and to cause Common Shares to be held in the Agent's Plan Account. Deduction amounts will be forwarded by the Company to EquiServe and will be invested by EquiServe on the 10th of the month (or the next business day on which both EquiServe and the Nasdaq/NMS are open). No interest will be paid on deduction amounts held pending investment.

        The Company reserves the right to reject any Enrollment/Change Form for any reason, including as may be required by any applicable state securities laws.

        Agents may enroll in the Plan on a semi-annual basis, with the two enrollment periods ending on March 15 and September 15 of each year. Enrollment/Change Forms received prior to such dates will be effective as of March 30 or September 30 of such year, respectively.

Commission Deductions

5. What happens if the amount of the monthly commissions to be paid to the Agency is less than an Agent's deduction amount or the total deduction amount of all of the Agents of the Agency?

        If the monthly commission amount to be paid by the Ohio Casualty Companies to an Agency is less than an Agent's previously designated deduction amount, no deduction amount will be forwarded for that Agent by the Company to EquiServe for investment under the Plan for that particular month. Further, if more than one Agent of an Agency is participating in the Plan and the total monthly commissions to be paid to the Agency is not equal to at least the total deduction election amounts of all of the participating Agents of the Agency, no deduction will be made for any Agent of such Agency for that particular month.

6.	How does an Agent change or discontinue, and when may an Agency discontinue, the Agent's deduction amount?

	An Agent may, with the consent of his or her Agency, change his or her deduction amount by completing a new Enrollment/Change Form, having it signed by his or her Agency, and returning it to the Company (see Question 4). Changes will become effective as of March 30 or September 30 of each year for Enrollment/Change Forms received on or before the preceding March 15 or September 15, respectively.

        An Agent may, with the consent of his or her Agency, discontinue future deduction amounts at any time by contacting the Company's Shareholder Relations Department and obtaining an Enrollment/Change Form, completing it, having it signed by his or her Agency, and returning it to the Company. If the Company receives the Enrollment/Change Form (indicating the discontinuance of deduction amounts) prior to the fifteenth (15th) day of a month, no amount will be deducted to purchase Common Shares for that Agent from his or her Agency's monthly commissions beginning with that month. If the Company receives such an Enrollment/Change Form on or after the fifteenth (15th) day of a month, no amount will be deducted for that Agent from his or her Agency's monthly commissions beginning the following month.

	If an Agent discontinues deductions, his or her Plan Account will remain open unless the Agent terminates the Plan Account (see Question 16).

        An Agent may, with the consent of his or her Agency, rejoin the Plan by completing a new Enrollment/Change Form, having it signed by his or her Agency and forwarding it to the Company's Shareholder Relations Department, provided he or she is eligible as described in Question 4. The Company reserves the right to reject any Enrollment/Change Form from an Agent on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service. If an Agent has any questions concerning changing or canceling a deduction amount, or any other method of participating in the Plan, he or she should call the Company's Shareholder Relations Department at (513) 603-2400.

        An Agency may, at any time and without the consent of the Agent, direct the Company to discontinue all deductions for an Agent from the Agency's monthly commissions. Also, any time that a person ceases to be an Agent with an Agency, the Agency may direct the Company, without the consent of the former Agent, to discontinue all deductions for the former Agent from the Agency's monthly commissions.

Voluntary Cash Payments

7.	When and how may voluntary cash payments be made?

	Voluntary cash payments may be made by a participating Agent at any time. Voluntary cash payments must be forwarded directly to EquiServe together with the coupon provided on the Agent's quarterly statement (an Agent can call EquiServe to obtain additional coupons). An Agent with a Plan Account may make a voluntary cash payment even if the deductions to purchase Common Shares for such Agent from the monthly commissions to be paid by the Ohio Casualty Companies to his or her Agency have been discontinued. Amounts deducted to purchase Common Shares for the Agent from his or her Agency's commissions plus voluntary cash payments by the Agent cannot exceed $60,000 per year for any Agent. An Agent will be required to pay EquiServe the following fees in connection with a voluntary cash payment: a transaction fee of $.75 and a brokerage commission fee of $.10 per Common Share purchased. These fees are subject to change at any time by EquiServe in its sole discretion. EquiServe will notify the Agent of any fee changes in writing, and such changes will become effective thirty (30) days after the written notification is mailed by EquiServe to the Agent, unless a different time period is required by law. EquiServe will invest voluntary cash payments each month at the same time that it invests commission deduction amounts. No interest will be paid on voluntary cash payments held pending investment. The same amount of money need not be sent each time as a voluntary cash payment and there is no obligation to make voluntary cash payments.

	Voluntary cash payments must be in United States dollars, payable to "EquiServe/Ohio Casualty", and must be good funds for immediate deposit. Payment may be by check or money order.

	An Agent can cancel a voluntary cash payment by notifying EquiServe in writing. EquiServe will return such payment to the Agent only if it receives the written request at least 48 hours before the investment transaction was due to occur.

Source of Common Shares - Purchase Prices - Investment Date

8.	What is the source of Common Shares purchased under the Plan?

	Common Shares purchased under the Plan will be purchased in the open market or in negotiated transactions. EquiServe has full discretion as to all matters relating to open market or negotiated purchases of Common Shares, including the number, if any, to be purchased on any day or at any time of day, the purchase price, the markets on which Common Shares are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including broker-dealers) from or through whom such purchases are made.

9.	What is the purchase price per Common Share purchased under the Plan?

	The purchase price per Common Share purchased on the open market will be the average purchase price of all Common Shares purchased for the Plan on the open market that day. The purchase price per Common Share purchased in a negotiated transaction will be the negotiated purchase price.

10.	How many Common Shares will be purchased?

        The number of Common Shares purchased for an Agent's Plan Account will depend on the Agent's deduction amount and voluntary cash payment amount forwarded to EquiServe, the amount of cash dividends received on Common Shares credited to that Plan Account, and the price of the Common Shares determined as provided in Question 9. Each Agent's Plan Account will be credited with the number of Common Shares (including any fractional interest in a Common Share), equal to the total amount of such Agent's deduction amount or voluntary cash payments, if any, to be used to purchase Common Shares for that Agent divided by the purchase price per Common Share paid to acquire such Common Shares for that day. Common Shares will be credited to Plan Accounts as of the day that the purchase price for such Common Shares to be purchased has been determined.

	An Agent may not direct EquiServe to purchase a specific number of Common Shares.

11.	Will share certificates automatically be delivered to Agents?

        Share certificates for Common Shares purchased under the Plan will not automatically be delivered to Agents. The Agent's number of Plan Shares will be shown on his or her quarterly statement of Plan Account. This procedure protects Agents against loss, theft or destruction of share certificates.

        Certificates for any number of whole Plan Shares credited to an Agent's Plan Account will be issued at any time upon an Agent's written request to EquiServe (see Question 14).

Expenses to Agents

12. Are there any expenses to Agents in connection with participation under the Plan?

        The Company will pay all costs of administering the Plan, except the following: (i) an Agent requesting that his or her Plan Shares be sold (see Question 15) will be required to pay a $15.00 fee for each transaction and a brokerage commission fee of $.12 per Common Share sold (these fees are subject to change by EquiServe in its sole discretion as described in Question 7) and
(ii) the fees related to the purchase of Common Shares as a result of a voluntary cash payment as described in Question 7.

Reinvestment of Cash Dividends

13.	Will cash dividends on Plan Shares be automatically reinvested?

        Yes. Any cash dividends that may be paid on Plan Shares will be automatically reinvested under the

Plan for each Agent. An Agent may, however, receive such cash dividends directly by submitting a written request to EquiServe to forward the cash dividends to the Agent. To be effective for a certain cash dividend payment, EquiServe must receive the Agent's written request five business days before the record date with respect to such dividend. If the Agent's written request is received by EquiServe after such time, the cash dividends will be reinvested and, effective as of the next record date, cash dividends will be forwarded directly to the Agent.

	An Agent who withdraws Plan Shares (see Question 14) will receive directly the cash dividends paid on such Common Shares. Cash dividends paid on Plan Shares left in the Plan Account by such Agent will continue to be automatically reinvested under the Plan, unless the Agent has requested in writing that EquiServe forward the dividend payment directly to the Agent as described above. An Agent who withdraws Plan Shares may choose to enroll in (transfer such Common Shares to) the Company's Automatic Dividend Reinvestment Plan (the "DRIP").

Selling or Withdrawing Plan Shares - Terminating Participation

14.	May an Agent withdraw Plan Shares without terminating participation in the Plan?

        An Agent may at any time withdraw any number of whole Plan Shares, without terminating his or her Plan Account, by furnishing an oral or written request to EquiServe. The request must indicate the number of whole Plan Shares to be withdrawn and the name(s) of the person(s) who will become the registered holder of such Common Shares. A medallion signature guarantee will be required if the Plan Shares will be registered in the name of a person other than the Agent. A certificate for the withdrawn Plan Shares will be issued to the Agent without charge within 30 days of EquiServe's receipt of the request.

15.	Can Plan Shares be sold?

	Yes. An Agent can request that his or her Plan Shares be sold by either calling EquiServe at (800) 633-9394, by completing and returning a Transaction Form to EquiServe or by logging into his or her Plan Account online at EquiServe's website, www.equiserve.com. All sale instructions received by EquiServe will be processed promptly, and in no event later than five business days after the date the oral or written order is received by EquiServe, except where deferral is necessary to comply with applicable federal or state laws. EquiServe will not accept sale instructions to sell Plan Shares at a specified price. To enable EquiServe to complete sale transactions (including the sale of Plan Shares upon an Agent's termination of participation in the Plan, as discussed in Question 16), EquiServe may combine the Plan Shares of various selling Agents. The sales price for the Plan Shares will be the average sale price of the Common Shares obtained by EquiServe for each aggregate sale order placed by EquiServe. The selling Agent will be charged the fees described in Question 12.

	A request to sell all Plan Shares, whole and fractional, will not be considered a termination of participation in the Plan by the Agent, unless the Agent has complied with the procedure described in Question 16.

	AGENTS WHO SELL PLAN SHARES SHOULD BE AWARE THAT THE SHARE PRICE MAY FALL DURING THE PERIOD BETWEEN A REQUEST FOR SALE, ITS RECEIPT BY EQUISERVE, AND THE ULTIMATE SALE. THIS RISK SHOULD BE EVALUATED BY THE AGENT AND IS A RISK TO BE BORNE SOLELY BY THE AGENT.

16.	How and when may an Agent terminate his or her participation in the
        Plan?

	An Agent may terminate participation in the Plan at any time by completing two forms (i) an Enrollment/Change Form, signed by both the Agent and the Agency, authorizing the Company to discontinue commission deductions and (ii) a Termination Form selecting the options available to the Agent upon the termination of his or her Plan Account (see following paragraph.) Both Forms may be obtained from, and must be completed and returned to, the Company. Upon receipt, the Company will promptly forward the Termination Form to EquiServe. If an Agent completes and forwards an Enrollment/Change Form to the Company, but does not complete or forward a Termination Form to the Company, his or her Plan Account will remain open but all commission deductions for that Agent from his or her Agency's monthly commissions will be discontinued.

        When an Agent terminates his or her Plan Account, he or she may choose, on the Termination Form, to (i) enroll in (transfer the Plan Shares to) the DRIP, (ii) receive all or a portion of the Plan Shares in certificate form as described in Question 14, or (iii) sell all or a portion of the Plan Shares.

        Plan Shares to be sold may, but need not, be purchased by EquiServe for the Plan Accounts of other Agents, and any such transaction will be deemed to have been made at the then current market price on the date of sale. Alternatively, the Plan Shares may be sold by EquiServe and the proceeds, less brokerage commissions and the expenses described in Question 12, will be given to the Agent. Upon termination, the Agent's interest in a fractional share will be settled in cash at the price obtained in the transaction that liquidated the Plan Account or at the prevailing market value of the Common Shares at the time, and forwarded to the Agent.

	Any voluntary cash payment which had previously been sent to EquiServe will be invested unless EquiServe receives the Agent's Termination Form at least 48 hours prior to the purchase transaction applicable to that voluntary cash payment.

	The Company will automatically send a Termination Form to any Agent participating under the Plan who becomes ineligible to participate. If the Agent does not complete and return the Termination Form to the Company within fourteen (14) days of the date that the Termination Form was mailed by the Company, such Agent's Plan Shares will be transferred to the Company's DRIP in his or her name.

17.	What happens in the event of death?

	In the event of death, an Agent's Plan Account will remain open and cash dividends will continue to be reinvested until the Company receives instructions from the duly authorized representative of the Agent's estate. In this event, please contact the Company for additional information and assistance.

Plan Accounts - Reports - Safekeeping

18.	In whose name will Plan Accounts be maintained and share certificates registered when issued?

        Plan Accounts will be maintained in the name of the Agent. Plan Shares will be registered in the names set forth on the statement for the Plan Account. Plan Shares withdrawn from the Plan will be registered in accordance with the Agent's instructions (see Question 14).

19.	May share certificates otherwise held by Agents be deposited in the
        Plan?

	Agents may deposit for safekeeping with EquiServe certificates for Common Shares now or hereafter registered in their names for credit under the Plan. There is no charge for this custodial service and, by making the deposit, an Agent is relieved of the responsibility for loss, theft or destruction of the share certificate. To insure against loss in mailing the share certificates to EquiServe, share certificates must be mailed in the pre-addressed return envelope supplied to an Agent by EquiServe. Such envelopes are available upon request in writing to EquiServe or by telephone at 1-(800) 633-9394. Share certificates mailed to EquiServe will be insured up to $25,000 of the market value at the time of mailing, provided the share certificates are mailed first class. Share certificates having a market value when mailed between $25,000 and $500,000 must be mailed registered mail, return receipt requested. No mailing insurance coverage is provided by EquiServe for share certificates having a market value at the time of mailing of over $500,000. If an Agent determines that a loss of share certificates has occurred, such Agent must notify EquiServe of the loss within thirty (30) calendar days of the date the share certificates were mailed. The insurance provided by EquiServe covers the market value of the Common Shares as of the date of mailing the share certificate; it does not protect against any loss resulting from fluctuations in the market value of the Common Shares from the date the Agent mailed the share certificate until the time the certificate can be replaced. Share certificates should not be endorsed. Whenever share certificates are issued to an Agent, either upon request or upon termination of participation in the Plan, new, differently numbered share certificates will be issued. Cash dividends on Common Shares represented by certificates deposited with EquiServe will be automatically reinvested under the Plan, unless the Agent instructs EquiServe otherwise (see Question 13).

20.	What reports and other information will be sent to Agents?

	A quarterly statement of Plan Account will be sent to each Agent. Statements will show the current Plan Account balance and Plan Account activity for the year. These statements provide a record of the purchase or sale prices of Common Shares and proceeds from Plan Shares sold, and should be retained for tax purposes. The Company will also provide each Agent copies of any amendments to the Plan, and all communication sent to shareholders generally, including annual reports, notices of annual meetings, proxy statements and income tax information for reporting dividends paid.

Other Information

21.	How are an Agent's Plan Shares voted?

	Agents will receive proxy materials from the Company for each shareholder meeting, including a proxy statement and a form of proxy covering all Plan Shares credited to the Agent's Plan Account and all other Common Shares registered in the Agent's name as of the record date for the meeting. Plan Shares may also be voted in person at the meeting.

22.	What happens if the Company issues a share dividend, declares a share split or has a rights offering?

        Any share dividends or splits pertaining to an Agent's Plan Shares will be distributed to the Agent in the same manner as to other shareholders of the Company who are not participating in the Plan. An Agent's entitlement in a regular rights offering will be based upon the Agent's total whole Common Share holdings, including whole Plan Shares held in the Plan Account.

23.	What is the responsibility of the Company and EquiServe under the Plan?

	Neither the Company nor EquiServe (nor any of their respective agents, representatives, employees, officers or directors), in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate an Agent's Plan Account prior to written notice of termination from the Agent, or upon an Agent's death prior to receipt by EquiServe and the Company of notice in writing of such death along with the appropriate legal documentation, or with respect to the prices or times at which Common Shares are purchased or sold for Agents or fluctuations in the market value of the Common Shares. Notwithstanding the foregoing, liability will not be so limited for violations of the federal securities laws.

	EACH PARTICIPANT SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR EQUISERVE CAN INSURE A PROFIT OR PROTECT AGAINST A LOSS ON COMMON SHARES PURCHASED UNDER THE PLAN.

24.	May the Plan be amended, suspended or terminated?

	The Company reserves the right to amend, suspend or terminate the Plan at any time. To the extent practicable, any such event will be announced to Agents at least 30 days prior to its effective date (unless a different time period is required by law), and any amendment will be deemed to be accepted by Agents who do not withdraw prior to the effectiveness of the amendment.

	The Company also reserves the right to suspend the Plan, without notice, for limited periods of time (not to exceed 90 days in any case) (i) during or in anticipation of public offerings of the Common Shares, (ii) pending the filing by the Company with the Commission of any report or statement pursuant to Section 13, 14 or 15(d) of the Exchange Act, (iii) pending any proposed amendment of or supplement to this Prospectus or to the Registration Statement of which this Prospectus is a part, or (iv) which may be deemed advisable for any other reason. In any event, monies representing deduction amounts, voluntary cash payments, or cash dividends, as appropriate, to be invested on behalf of Agents will be returned to the Agents if Common Shares have not been purchased: (a) within 35 days of receipt of deduction amounts or voluntary cash payments or (b) within 30 days of the applicable Common Share dividend payment date for cash dividend reinvestments. No interest will be paid on any monies returned to Agents. The Company will advise Agents when a suspension of the Plan is over.

	If the Plan is terminated, each Agent will receive (1) a certificate for all whole Plan Shares in the Agent's Plan Account or a book entry position if such method is used, (2) a check representing the market value of any fractional Plan Share in the Agent's Plan Account and (3) any uninvested deduction amounts, voluntary cash payments or cash dividends held in the Agent's Plan Account.

                        FEDERAL INCOME TAX CONSEQUENCES

	The following is a brief summary of some of the principal federal income tax considerations applicable as of the date of this Prospectus to participation in the Plan.

	In general, Agents in the Plan will have the same federal income tax consequences with respect to dividends as shareholders not participating in the Plan. An Agent will be treated for federal income tax purposes as having received on each Common Share dividend payment date a dividend equal to the full amount of the cash dividends payable on both the Common Shares registered in the Agent's own name and the Agent's Plan Shares, even though the amount of cash dividends reinvested is not actually received in cash but instead is applied to the purchase of Common Shares for the Agent's Plan Account. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by the Company on an Agent's behalf in connection with a dividend reinvestment is to be treated as a distribution to the Agent which is subject to income tax in the same manner as dividends. The sum of those amounts becomes the Agent's cost basis for those Common Shares.

	Each Agent for whom Common Shares are purchased through deduction amounts will recognize the same amount of compensation income for federal income tax purposes as he or she would have recognized had Common Shares not been purchased for him or her through such deductions, even though the deduction amounts are not paid to the Agent in cash but instead are applied to the purchase of Common Shares for his or her Plan Account. In addition, the amount of brokerage commissions paid by the Company on an Agent's behalf in connection with such deduction purchases, if any, shall be treated as additional compensation income.

	An Agent who makes a voluntary cash payment to the Plan is not treated for federal income tax purposes as having received income by virtue of the purchase of Common Shares with the voluntary cash payment. The Agent's cost basis in any Common Shares acquired under the Plan will be the cost of the Common Shares, including any related brokerage commissions paid by the Company or the Agent. Related brokerage commissions paid by the Company on the Agent's behalf, if any, should be treated as additional compensation income.

	Each quarterly statement of account will show the price per share to the Agent of Common Shares purchased with deduction amounts, reinvested cash dividends, and voluntary cash payments. That price, which will include the related brokerage commissions, whether paid by the Agent or by the Company on behalf of the Agent, is the federal income tax cost basis to the Agent of Common Shares acquired under the Plan. The quarterly statement of account also will show the date on which Common Shares purchased under the Plan were credited to the Agent's Plan Account. An Agent's holding period for Common Shares purchased under the Plan generally will begin on the date following the date on which Common Shares are credited to his or her Plan Account.

	An information form (Form 1099-DIV) will be mailed to each Agent participating in the Plan each year. Forms 1099-DIV will set forth the taxable dividends reportable for federal income tax purposes. These dividends must be reported on the Agent's federal income tax return.

Reinvested cash dividends are not subject to withholding unless (a) an Agent fails to give his or her Social Security or Tax Identification Number to the Company, (b) the Internal Revenue Service notifies the Company that the Agent is subject to tax withholding, or (c) the Agent fails to certify, under penalties of perjury, that he or she is not subject to backup withholding if such certification is required. If an Agent is a shareholder whose cash dividends are subject to tax withholding, the Company will apply toward the purchase of Plan Shares an amount equal to the cash dividends being reinvested less the amount of tax required to be withheld. The Agent's quarterly statement of account will indicate the amount of tax withheld.

	An Agent will not recognize any taxable income upon receipt of a certificate for whole Common Shares credited to his or her Plan Account, whether upon request for such a certificate, upon the Agent's termination of a Plan Account or upon termination of the Plan. However, an Agent may recognize a gain or loss upon receipt of a cash payment for whole Common Shares or a fractional share credited to a Plan Account when that Plan Account is terminated by the Agent, when Common Shares credited to the Plan Account are sold or when the Plan is terminated. A gain or loss may also be recognized upon an Agent's disposition of Common Shares received from the Plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional Common Shares and the cost basis of the Common Shares. Generally, gain or loss recognized on the disposition of Common Shares acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

        AGENTS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS AND POTENTIAL CHANGES IN THE APPLICABLE LAW AS TO ALL FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX MATTERS IN CONNECTION WITH THE REINVESTMENT OF CASH DIVIDENDS AND PURCHASES OF COMMON SHARES UNDER THE PLAN, THE AGENT'S COST BASIS AND HOLDING PERIOD FOR COMMON SHARES ACQUIRED UNDER THE PLAN AND THE CHARACTER, AMOUNT AND TAX TREATMENT OF ANY GAIN OR LOSS REALIZED ON THE DISPOSITION OF COMMON SHARES.

                                INDEMNIFICATION

	The Company's Code of Regulations and Ohio law provide for indemnification of officers, directors and certain other persons in the performance of their duties or when acting on behalf of the Company. These duties or acts could involve making decisions regarding the Plan. The Company may also enter into agreements with officers, directors or other persons regarding indemnification, and may purchase insurance policies regarding indemnification.

	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                                USE OF PROCEEDS

	Plan Shares will be acquired through open-market purchases and negotiated transactions with third parties and the Company will not receive any proceeds therefrom.

                                LEGAL MATTERS

	The validity of the Common Shares offered hereby was passed upon for the Company by Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215 on June 16, 1997. As of May 27, 1997, members of Vorys, Sater, Seymour and Pease LLP and attorneys employed thereby, together with members of their immediate families, beneficially owned an aggregate of approximately 31,000 Common Shares.

                                   EXPERTS

	The consolidated balance sheet of the Company and its subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, incorporated by reference in this Prospectus and in the Registration Statement, have been incorporated herein in reliance upon the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in
accounting and auditing.   The consolidated balance sheet of the Company and
its subsidiaries as of December 31, 2000 and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for the year then ended, incorporated by reference in this Prospectus and in the Registration Statement, have been incorporated herein in reliance upon the report of PricewaterhouseCoopers LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                TABLE OF CONTENTS

AVAILABLE INFORMATION                              2
DOCUMENTS INCORPORATED BY
REFERENCE                                          2
THE COMPANY                                        3
THE PLAN                                           3
        Purpose                                    3
        Features                                   3
        Administration                             4
        Eligibility and Participation              4
        Commission Deductions                      5
        Voluntary Cash Payments                    6
	Source of Common Shares - Purchase
            Prices - Investment Date               6
        Expenses to Agents                         7
        Reinvestment of Cash Dividends             7
	Selling or Withdrawing Plan
            Shares - Terminating Participation     8
	Plan Accounts - Reports -
            Safekeeping                            9
        Other Information                          10
FEDERAL INCOME TAX
CONSEQUENCES                                       11
INDEMNIFICATION                                    13
USE OF PROCEEDS                                    13
LEGAL MATTERS                                      13
EXPERTS                                            13

        ----------------------------------

	No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those to which it relates in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time after its date or that there has been no change in the business or affairs of the Company since the date hereof.

                (OHIO CASUALTY CORPORATION logo)


                        AGENT SHAREPLAN




                     500,000 Common Shares,
                        $.125 par value



                     ____________________

                          PROSPECTUS
                     ____________________





                        March 27, 2003